The Bond Fund of America, Inc.
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$424,021
Class B	$27,613
Class C	$28,959
Class F	$21,155
Total	$501,748
Class 529-A	$6,931
Class 529-B	$1,144
Class 529-C	$2,519
Class 529-E	$362
Class 529-F	$211
Class R-1	$384
Class R-2	$7,578
Class R-3	$8,790
Class R-4	$4,975
Class R-5	$5,491
Total	$38,385

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$.3065
Class B	$.2582
Class C	$.2551
Class F	$.3088
Class 529-A	$.3043
Class 529-B	$.2510
Class 529-C	$.2520
Class 529-E	$.2849
Class 529-F	$.3170
Class R-1	$.2555
Class R-2	$.2563
Class R-3	$.2820
Class R-4	$.3056
Class R-5	$.3246

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,429,866
Class B	107,347
Class C	119,044
Class F	78,572
Total	1,734,829
Class 529-A	24,690
Class 529-B	4,717
Class 529-C	10,808
Class 529-E	1,370
Class 529-F	794
Class R-1	1,655
Class R-2	32,326
Class R-3	34,397
Class R-4	17,711
Class R-5	18,425
Total	146,893

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$12.98
Class B	$12.98
Class C	$12.98
Class F	$12.98
Class 529-A	$12.98
Class 529-B	$12.98
Class 529-C	$12.98
Class 529-E	$12.98
Class 529-F	$12.98
Class R-1	$12.98
Class R-2	$12.98
Class R-3	$12.98
Class R-4	$12.98
Class R-5	$12.98